Exhibit 99.1


       X-Rite Reports Record Fourth Quarter Net Sales; Gross and Operating
        Margins Exhibit Solid Growth; Retail Business Witnesses Growth in
                              Excess of 40 Percent


     GRANDVILLE, Mich.--(BUSINESS WIRE)--Feb. 16, 2006--X-Rite, Incorporated (NASDAQ:XRIT) today announced its financial results for the fourth quarter and fiscal year ended December 31, 2005.

     Fourth Quarter and Fiscal Year Highlights:

     -- Record fourth quarter net sales of $41.9 million, compared to $38.8 million in the fourth quarter of 2004

     --   Gross margins increased to 68.6 percent in the fourth quarter versus
          63.1 percent in the fourth quarter of 2004

     -- Operating income of $10.3 million in Q4 2005 versus $7.9 million for Q4 2004, with continued strategic investments in infrastructure, engineering, sales and marketing

     --   Retail business posts growth of 44.8 percent in the fourth quarter and
          29.0 percent for the full year versus 2004

     -- Company moves forward with Amazys acquisition which was announced in January 2006

     The Company reported record fourth quarter 2005 net sales of $41.9 million, an 8.2 percent increase from the fourth quarter of last year. Gross margins were
68.6 percent compared to 63.1 percent in the fourth quarter of 2004. Operating income was $10.3 million versus $7.9 million in the fourth quarter of 2004. Operating income was 24.5 percent of sales in the fourth quarter of 2005, compared to 20.5 percent in the prior-year period.
     Net sales for the full year were $130.9 million versus $126.2 million in the prior year, an increase of 3.7 percent. Full year gross margins were 65.7 percent and 64.4 percent for 2005 and 2004, respectively. Operating income for 2005 was $15.7 million versus $15.8 million in 2004.
     "Our revenue growth was driven by an outstanding performance in the Retail business which posted growth of 44.8 percent and 29.0 percent versus 2004 for the quarter and year, respectively. A disciplined focus on execution in the Asia marketplace has allowed us to recover from our slow start in this region in the first half of 2005. Revenue growth in Asia returned to double digit levels with
13.9 percent revenue growth levels in the second half of the year," stated Michael C. Ferrara, Chief Executive Officer of X-Rite. "Further, our successful launch of Intellitrax in the third quarter led to an increase in scanning system sales of over 35 percent in the fourth quarter versus the prior-year quarter."
     Ferrara continued, "While our full year revenue growth is lower than what we would like, we were able to shore up Asia and our Digital Imaging business and invest in our future growth. We stand ready to move forward with one of the most unique business combinations that our space has witnessed. The combination of X-Rite and Amazys will bring one of the deepest management teams, one of the strongest product sets, and two cultures of innovation together. We also believe it will position us to grow at a more rapid pace in the future than we could as a stand alone entity once our integration plans have had a chance to take hold."
     The Company reported net income in the fourth quarter of 2005 of $7.5 million, or 35 cents per diluted share, versus $15.3 million, or 72 cents per diluted share, in the fourth quarter of 2004. The fourth quarter 2004 results include the reversal of a non-cash charge of $8.9 million or 42 cents per diluted share related to Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS No. 150). Additionally, a loss on the sale of an investment of $0.5 million was included in net income in the fourth quarter of 2005.
     Net income for the full year of 2005 totaled $11.1 million, or 52 cents per diluted share, versus $12.4 million, or 59 cents per diluted share for 2004.
     "During the fourth quarter gross margins increased to 68.6 percent from
63.1 percent in the prior-year quarter through a combination of changes in the product mix, pricing discipline and enhanced absorption of overhead," stated Mary E. Chowning, Chief Financial Officer. "Our volume increase coupled with the improvement in gross margins more than offset increases in operating expenses and planned investments and allowed us to increase operating income in the fourth quarter by $2.4 million or 29.7 percent versus last year."
     Chowning continued, "The majority of our planned operating cost control efforts were not implemented due to the announced acquisition of Amazys in January 2006. As part of the Amazys / X-Rite integration, we have set clear cost reduction synergies including $16 million of annual operating expense reductions. Our total targeted synergies from the combination of $25 million annually will be fully implemented by the end of the third year."

     Outlook

     The Company will provide annual revenue growth and cost synergy targets that reflect the acquisition of Amazys following the closing of the transaction. The acquisition is expected to close in late Spring 2006.

     Conference Call

     The Company will conduct a live audio webcast discussing its fourth quarter 2005 results on Thursday, February 16, 2006 at 11:00 a.m. EST. The call will be co-hosted by Michael C. Ferrara, the Company's Chief Executive Officer and Mary
E. Chowning, its Chief Financial Officer. To access this web cast, as well as all future web casts, use the X-Rite corporate website at www.x-rite.com. Select the Investor Relations page and click on the conference call link for the web cast. In addition, an archived version of the web cast conference call will be available on X-Rite's website shortly after the live broadcast.

     About X-Rite

     X-Rite is a leading provider of color measurement solutions comprised of hardware, software and services for the verification and communication of color data. The Company serves a broad range of industries, including graphic arts, digital imaging, industrial, and retail color matching. X-Rite is global, with 18 offices throughout Europe, Asia and the Americas, serving customers in over 88 countries.

     Forward-Looking Statements

     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the Company. Factors that could cause such differences include the Company's ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the Company's products and other risks described in the Company's filings with the Securities & Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.


                  Consolidated Financial Highlights
                (Unaudited - in thousands except EPS)

                        Q4        Q3        Q2        Q1        Q4
                       2005      2005      2005      2005      2004
                     --------- --------- --------- --------- ---------
Net Sales             $41,927   $28,432   $32,955   $27,625   $38,750
Gross Profit           28,748    18,204    21,513    17,524    24,436
Gross Profit Percent     68.6%     64.0%     65.3%     63.4%     63.1%
Selling and
 Marketing             10,181     8,940     9,033     8,492     9,430
R&D and Engineering     4,112     4,237     4,092     3,875     2,942
General and
 Administrative         4,174     3,987     5,410     4,907     4,139
Founders' Insurance         -         -    (1,154)        -         -
Operating Income       10,281     1,040     4,132       250     7,925
Other Income
 (Expense)               (403)       54        91       (78)      147
Interest Expense,
 Founders'                  -         -         -         -     8,866
Write-Down of Other
 Investments                -         -       (17)     (315)        -
Pre-tax Income
 (Loss)                 9,878     1,094     4,206      (143)   16,938
Net Income (Loss)      $7,481      $922    $2,944     $(295)  $15,328

Earnings (Loss) Per
 Share
    Basic               $0.35     $0.04     $0.14    $(0.01)    $0.73
    Diluted             $0.35     $0.04     $0.14    $(0.01)    $0.72

Average Shares
 Outstanding
    Basic              21,218    21,186    21,160    21,036    20,882
    Diluted            21,390    21,430    21,373    21,036    21,230

Cash and Investments  $21,359   $21,095   $16,950   $12,735   $15,980
Accounts Receivable    33,536    23,139    25,789    24,007    27,998
Inventory              17,631    16,849    14,539    15,269    14,892
Other Current Assets    4,107     3,628     7,930     3,895     3,366
Noncurrent Assets      71,002    69,419    69,166    73,940    72,057
                     --------- --------- --------- --------- ---------
    Total Assets      147,635   134,130   134,374   129,846   134,293

Current Liabilities    19,640    13,580    14,662    12,051    17,445
Noncurrent
 Liabilities              413       413       413       484       384
                     --------- --------- --------- --------- ---------
    Total
     Liabilities       20,053    13,993    15,075    12,535    17,829

    Shareholders'
     Equity          $127,582  $120,137  $119,299  $117,311  $116,464

Capital Expenditures   $1,541      $482    $1,194    $1,438    $1,596
Depreciation and
 Amortization          $1,558    $1,586    $1,596    $1,478    $1,698


International Sales      42.0%     50.4%     49.5%     50.4%     43.8%


             Consolidated Financial Highlights, continued
                (Unaudited - in thousands except EPS)

                           Quarter Ended             Year Ended
                      ----------------------- ------------------------
                      December 31, January 1, December 31, January 1,
                          2005        2005        2005        2005
                      ------------ ---------- ------------ -----------
Net Sales                 $41,927    $38,750     $130,939    $126,241
Gross Profit               28,748     24,436       85,989      81,338
Gross Profit Percent         68.6%      63.1%        65.7%       64.4%

Selling and Marketing      10,181      9,430       36,646      33,541
R&D and Engineering         4,112      2,942       16,316      15,170
General and
 Administrative             4,174      4,139       18,478      16,809
Founders' Insurance             -          -       (1,154)          -
Operating Income           10,281      7,925       15,703      15,818

Other Income (Expense)       (403)       147         (336)       (173)
Interest Expense,
 Founders'                      -      8,866            -         315
Write-Down of Other
 Investments                    -          -         (332)          -
Pre-Tax Income              9,878     16,938       15,035      15,960

Net Income                 $7,481    $15,328      $11,052     $12,424

Earnings Per Share
   Basic                    $0.35      $0.73        $0.52       $0.60
   Diluted                  $0.35      $0.72        $0.52       $0.59

Average Shares
 Outstanding
   Basic                   21,218     20,882       21,150      20,770
   Diluted                 21,390     21,230       21,419      21,109


    CONTACT: X-Rite, Incorporated
             Mary E. Chowning, 616-257-2777
             mchowning@xrite.com